EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


Board of Directors
Gateway Distributors, Ltd.
Las Vegas, NV

     We hereby consent to the incorporation by reference in this Form S-8/A, Amendment No. 1 Registration Statement of our report dated April 14, 2003, relating to the consolidated financial statements of Gateway Distributors, Ltd. for the years ended December 31, 2002 and 2001 appearing in Gateway's Form 10-KSB, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about Gateway's ability to continue as a going concern.


/s/Sellers & Andersen, LLC
--------------------------

Sellers & Andersen, LLC
941 East 3300 South, Suite 202
Salt Lake City, Utah 84106

November 6, 2003